UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 24, 2014

Gramercy Property Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

521 Fifth Avenue New York, New York	10175
(Address of Principal Executive Offices)	(Zip Code)

(212) 297-1000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, GPT Property Trust LP (the “Borrower”), the operating subsidiary of Gramercy Property Trust Inc. (the “Company”), entered into an Amended and Restated Credit and Guaranty Agreement on September 24, 2013 (the “Credit Agreement”), by and among the Borrower, the Company and certain of its subsidiaries, as guarantors, the lenders party thereto from time to time, Deutsche Bank AG New York Branch as administrative agent and Deutsche Bank Securities Inc. as lead arranger and bookrunner (collectively, the “Parties”).

Also as previously disclosed, subject to meeting certain conditions described in the Credit Agreement, the maximum amount of borrowing capacity under the senior secured revolving credit facility can be increased from $100.0 million up to a maximum of $150.0 million by the exercise of an accordion feature (the “Accordion Feature”).

Effective as of February 24, 2014, the Parties agreed to exercise a portion of the Accordion Feature, and as a result, the maximum amount of borrowing capacity under the Credit Agreement increased from $100.0 million to $125.0 million. In addition, effective as of February 27, 2014, the Parties agreed to exercise the remaining portion of the Accordion Feature, and as a result, the maximum amount of borrowing capacity under the Credit Agreement increased from $125.0 million to $150.0 million.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2014	GRAMERCY PROPERTY TRUST INC.

	By:	/s/ Jon W. Clark
	Name: Title:	Jon W. Clark Chief Financial Officer